                                                                    Exhibit 10.8


                              EMPLOYMENT AGREEMENT


         This Employment Agreement is dated as of October 23, 2001 (the "Agreement"), and is by and among Mitchell G. Tyson ("Executive"), PRI Automation, Inc., a Massachusetts corporation ("PRI,") and Brooks Automation, Inc., a Delaware corporation ("Brooks").

         WHEREAS, Executive presently serves as President and Chief Executive Officer of PRI, and Executive and PRI have entered into a Retention Agreement dated as of October 23, 2000 (the "Retention Agreement"), a Confidentiality, Non-Competition and Assignment of Inventions Agreement dated as of May 6, 1996 (the "Non-Competition Agreement") and an Indemnification Agreement dated as of November 30, 2000 (the "Indemnification Agreement");

         WHEREAS, pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated of even date herewith by and among PRI, Brooks and PRI Acquisition Corp. ("Brooks Merger Sub"), PRI will be merged into Brooks Merger Sub (the "Merger") and become a wholly-owned subsidiary of Brooks (the "Company");

         WHEREAS, the Company wishes to retain the services of Executive during the six-month period following the Merger (the "Transition Period") and to confer other benefits to Executive as set forth herein;

         WHEREAS, the Executive wishes to accept such employment with the Company during the Transition Period pursuant to the terms of the Agreement and, in connection therewith, agrees to release all rights and benefits he is entitled to under the terms of the Retention Agreement and Non-Competition Agreement;

         WHEREAS, Executive, as a director and chief executive officer of PRI, has highly valuable and confidential knowledge of the business and affairs of PRI and has developed relationships with PRI's customers, suppliers and others upon whom the business conducted by PRI is dependent; and

         WHEREAS, Executive is willing to refrain from competing with the Company on the terms and conditions hereof;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

         1. EFFECTIVENESS OF THIS AGREEMENT. This Agreement shall become effective as of the "Effective Time," as defined in the Merger Agreement (such date referred to herein as the "Effective Date"). When this Agreement becomes effective pursuant to this SECTION 1, this Agreement shall supersede each of the Retention Agreement and the Non-Competition Agreement but not the Indemnification Agreement or any stock option agreements between the Executive and PRI.

         2. EMPLOYMENT. Executive shall serve as Special Assistant to the Chief Executive Officer of Brooks, advising said President regarding strategic opportunities available to Brooks and otherwise engaging in such activities as are assigned by the President and are otherwise compatible with the duties and responsibilities ordinarily attendant to a senior executive position, or in such other capacity and under such other title as the parties may agree, to serve in such capacity through the Transition Period. It is further understood and agreed that Executive shall not be required to perform such services at any location that is more than 25 miles from PRI's existing offices in Billerica, Massachusetts.

         3. COMPENSATION AND BENEFITS

                  3.1 BASE SALARY. Executive shall be paid a base salary of $182,000 during the Transition Period, payable in accordance with the payroll practices of the Company for its executives generally.

                  3.2 BENEFITS. Executive shall retain all current fringe benefits and perquisites during the Transition Period, including without limitation vacation and participation in 401(k) and employee stock purchase plans, and shall be eligible to participate in all insurance or other benefit programs for the Company's employees, on the same basis as other employees of similar status and compensation but in any case on terms at least as favorable to Executive as the terms of his present benefits package.

                  3.3 RETENTION BONUS. Executive shall be paid a bonus in the amount of $364,000 (the "Retention Bonus") if employed on the last day of the Transition Period or if Executive's employment terminates in accordance with
Section 6.1 herein; PROVIDED, HOWEVER, no Retention Bonus shall be paid if the Executive's employment terminates in accordance with Section 6.2 or 6.3 herein.

                  3.4 BUSINESS EXPENSES. The Company shall pay or reimburse Executive during the Transition Period for all reasonable business expenses incurred or paid by him in the performance of his services, subject to reasonable substantiation and documentation.

                  3.5 EXECUTIVE ASSISTANT. Executive's current executive assistant shall continue to be assigned in such capacity during the Transition Period, and shall not be terminated by the Company during the Transition Period except for cause in accordance with the Company's employment policies.

         4. ACCELERATION OF OPTIONS. On the Effective Date the terms of each option granted on or prior to October 8, 2001 shall be modified so that (a) it shall thereafter be exercisable in full regardless of any vesting provisions in any agreement relating to such option; (b) such option shall be exercisable for a period ending on the earlier of (i) three years from the Effective Date, or
(ii) its originally scheduled expiration date.

         5. SECTION 280G GROSS-UP. In the event that any payment or benefit received or to be received by Executive, whether in connection with Executive's employment or the termination of Executive's employment and whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any affiliate, parent or subsidiary of the Company (all such payments and/or benefits, including the payments and benefits, if any, under this Agreement, being hereinafter referred to as the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties are incurred by Executive with respect to such
Section 4999 excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to Executive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by Executive of all taxes, including without limitation, any federal or state income, employment and excise taxes imposed upon the Gross-Up Payment (including any interest or penalties imposed with respect to such taxes), Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax.

         6. TERM AND TERMINATION OF EMPLOYMENT. The term of Executive's employment under this Agreement shall begin on the Effective Date and shall continue until and terminate at the end of the Transition Period, unless earlier terminated in accordance with the provisions of this SECTION 6. Executive's employment may be terminated in accordance with this SECTION 6 by (a) Executive's death or Disability, (b) the Company, for Cause, or (c) Executive, as set forth below.

                  6.1 TERMINATION FOR DEATH OR DISABILITY. Executive's employment hereunder shall terminate upon Executive's death automatically or upon his Disability (as defined below) as provided herein. If Executive (or any personal representative of Executive) determines in good faith that the Disability of Executive has occurred, Executive (or such representative) may terminate his employment with the Company immediately by giving written notice of such termination to the Company. If the Board of Directors of the Company determines in good faith that the Disability of Executive has occurred, the Company may give Executive written notice of its intention to terminate Executive's employment hereunder. In such event, Executive's employment with the Company shall terminate as of the 30th day after the date on which Executive shall receive such written notice from the Company, but only if Executive shall not have returned to full-time performance of his duties hereunder within such thirty (30) day period. Until such termination for Disability, Executive shall continue to receive his salary and benefits as provided herein. For purposes of this Agreement, "Disability" shall mean that Executive has been unable to perform his duties as a full-time employee of the Company as the result of incapacity due to physical or mental illness, and, at least 26 weeks after its commencement, such inability is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or his legal representative (such agreement as to acceptability not to be unreasonably withheld).

                  6.2 TERMINATION BY THE COMPANY FOR CAUSE. The Company may terminate Executive's employment hereunder for Cause at any time upon written notice to Executive setting forth in reasonable detail the nature of such Cause. For purposes hereof, "Cause" shall mean (i) the conviction of Executive of a felony involving moral turpitude, (ii) conduct of Executive involving any immoral acts which would impair the reputation of Executive or the Company,
(iii) fraud or embezzlement committed by Executive against the Company, or (iv) habitual neglect by Executive of his duties assigned to him hereunder, which has not been remedied after there has been delivered to him at least thirty (30) days prior thereto a written demand for performance from the Company which describes the basis for the belief by the Company that Executive has not performed his duties.

                  6.3 TERMINATION BY EXECUTIVE. Executive may terminate his employment hereunder at any time upon thirty (30) days written notice to the Company in accordance with SECTION 14 herein.

         7. EFFECTS OF TERMINATION. In the event of termination of Executive's employment for any reason, Executive shall be entitled to receive any and all salary, bonus, expenses, perquisites or fringe benefits, earned but not yet paid, PROVIDED, HOWEVER, that regardless of the foregoing clause any payment of the Retention Bonus shall be solely as provided in Section 3.3. With respect to any amount payable periodically, Executive shall be deemed to have earned a portion of such amount equal to the portion of the period that shall have elapsed at the date of termination, and such amount shall be paid at the time it would be normally paid. In addition, neither the Company nor Executive shall make any public statement pertaining to the termination of Executive's employment other than a statement agreed upon by the Company and Executive; PROVIDED, HOWEVER, that Brooks may make public statements as are necessary to comply with the law.

         8. PROPRIETARY RIGHTS AND NONCOMPETITION. Executive acknowledges that the Company is engaged in a continuous program of research, development and production in connection with its business, present and future, and hereby covenants as follows:

                  8.1. CONFIDENTIALITY. Executive will maintain in confidence and will not disclose or use, either during or after the term of this Agreement, any proprietary or confidential information, trade secrets or know-how belonging to the Company ("Proprietary Information"), whether or not in written form, except to the extent required to perform duties on behalf of the Company. For purposes of this Agreement, "Proprietary Information" shall mean any information, not generally known in the relevant trade or industry, which was obtained from the Company, or which was learned, discovered, developed, conceived, originated or prepared by Executive in connection with this Agreement. Such Proprietary Information includes, without limitation, software, technical and business information relating to the Company's inventions or products, research and development, production processes, manufacturing and engineering processes, machines and equipment, finances, customer lists and potential customer lists, marketing and production and future business plans, information belonging to customers or suppliers of the Company disclosed incidental to Executive's performance under this Agreement, and any other information which is identified as confidential by the Company, but only so long as the same is not generally known in the relevant trade or industry.

                  8.2. INVENTIONS. For purposes of this Agreement, "Inventions" shall mean any new or useful art, discovery, contribution, finding or improvement, whether or not patentable, and all related know-how. Inventions shall include, without limitation, all designs, discoveries, formulae, processes, manufacturing techniques, semiconductor designs, computer software, inventions, improvements and ideas.

         Executive will promptly disclose and describe to the Company all Inventions which he may solely or jointly conceive, develop or reduce to practice during the term of his employment (i) which relate at the time of conception, development, or reduction to practice of the Invention to the Company's current business or actual or demonstrably anticipated research or development, (ii) which were developed, in whole or in part, on the Company's time or with the use of any of the Company's equipment, supplies, facilities or trade secret information, or (iii) which resulted from any work performed by Executive for the Company (collectively, the "the Company Inventions"). Executive hereby assigns all of his right, title and interest worldwide in the Company Inventions and in all intellectual property rights based upon the Company Inventions.

                  8.3. DOCUMENTS AND MATERIALS. Upon termination of this Agreement or at any other time upon the Company's request, Executive will promptly deliver to the Company, without retaining any copies, all documents and other materials furnished to him by the Company, prepared by him for the Company or otherwise relating to the Company's business, including, without limitation, all written and tangible material in his possession incorporating any Proprietary Information.

                  8.4. COMPETITIVE EMPLOYMENT. For a period of two (2) years beginning on the date on which Executive's employment with the Company is terminated for any reason (the "Non-Competition Term"), Executive agrees that Executive, directly or indirectly, shall not, whether as an employee, owner, partner, shareholder, investor, director, consultant, agent, lender, guarantor, surety or otherwise, or through any person or third party: (x) engage or attempt to engage in any employment, consulting or other activity or otherwise aid or assist, directly or indirectly, any person or entity, anywhere in the world, which competes with the Company's (for purposes of SECTION 8, "Company" shall include Brooks Automation, Inc. and all of its current subsidiaries and affiliates and including PRI and its affiliates as of the Effective Date and after giving effect to the Merger) Product Line (as defined below); or (y) engage or attempt to engage in any employment, consulting or other activity or otherwise aid or assist, directly or indirectly, any person or entity, anywhere in the world, which competes with the Company's business as of the Effective Date after giving effect to the Merger. For purposes of this Agreement, the term: (A) "employment" shall include the retention or engagement of Executive as an employee, consultant, agent, independent contractor or otherwise; and (B) "Product Line" shall mean all of the Company's products developed or under development as of the date of the termination of Executive's employment (together with all technology, "know-how" and proprietary information related thereto) regardless of whether such products are manufactured, operated, distributed or used by the Company or a successor business unit of the Company or any other business unit of the Company. Executive acknowledges that Executive's participation in the conduct of any such business alone or with any person other than the Company will materially impair the business and prospects of the Company. Nothing in this SECTION 8 shall preclude Executive from (i) making investments as a passive investor of less than three percent (3%) of the capital stock or publicly traded notes or debentures of a publicly held company or (ii) making passive investments in the securities of any business enterprise that is not competitive with the Company or, if the proposed investment is in a business enterprise that is competitive with the Company, then after written disclosure to and approval by the Board of Directors of the Company.

                  8.5. NONSOLICITATION. During the Non-Competition Term, Executive agrees that he shall not knowingly attempt to or assist any other person, directly or indirectly, in attempting to do any of the following: (i) encourage any customer, client, supplier or other business relationship of the Company or any subsidiary or affiliate to terminate or alter such relationship, whether contractual or otherwise, to the disadvantage of the Company or any subsidiary or affiliate; as the case may be; (ii) encourage any prospective customer or supplier not to enter into a business relationship with the Company or any subsidiary or affiliate; (iii) impair or attempt to impair any relationship, contractual or otherwise, written or oral, between the Company or any subsidiary or affiliate and any customer, supplier or other business relationship of the Company or any subsidiary or affiliate; or (iv) attempt to or assist any other person in attempting to solicit any director, officer, employee, or agent of the Company or any subsidiary or affiliate, or encourage any such person to terminate such relationship with the Company from the date of this Agreement until the end of the Non-Competition Term; PROVIDED, HOWEVER, that this restriction shall not apply to, and Executive shall be entitled to offer employment to and to employ, Executive's current executive assistant; PROVIDED FURTHER, that all references in this Section 8.5 to the Company shall refer to the Company and all affiliates as defined in Section 8.4.

                  8.6. ACTS TO SECURE PROPRIETARY RIGHTS

                       8.6.1 FURTHER ACTS. Executive agrees to perform, during and after the term hereof, all acts deemed necessary or desirable by the Company to permit and assist it, at its expense, in perfecting and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Inventions. Such acts may include, without limitation, execution of documents and assistance or cooperation in the registration and enforcement of applicable patents and copyrights or other legal proceedings.

                  8.7 CONSIDERATION FOR NON-COMPETITION, ETC.

                      8.7.2. PAYMENT. As consideration for Executive's agreements contained in this SECTION 8, during the Non-Competition Term the Company shall pay to Executive $546,000 each year, paid in equal monthly installments of $45,500, in arrears.

                      8.7.2. BENEFITS. During the Non-Competition Term, Executive shall be eligible, to the fullest extent possible, to participate in all insurance or other benefit programs for employees on the same basis as other employees of similar status and compensation, and in any case on the same basis as he was eligible to participate during his employment. Notwithstanding the foregoing, if Executive is ineligible to participate in any insurance or other benefit program to the extent provided herein by reason of his age or employment status or for any other reason, then Employer shall instead promptly pay Executive such amounts in cash as are sufficient (after payment of federal, state and local income taxes, if any) to enable him to procure substantially equivalent benefits on an individual basis. Notwithstanding the foregoing, Executive shall not be eligible to receive benefits as provided in this SECTION
8.7.2 if Executive's employment is terminated for "Cause" as defined in SECTION
6.2 above.

                  8.8. NO CONFLICTING OBLIGATIONS. Executive's performance of this Agreement does not breach and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by him.

                  8.9. SPECIFIC PERFORMANCE. Executive acknowledges and agrees that the provisions set forth in this SECTION 8 are reasonable to protect the Company's legitimate business interests. Executive further agrees that a breach of any of the promises or agreements contained in this SECTION 8 could result in irreparable and continuing damage to the Company for which it would have no adequate remedy at law. Executive therefore agrees that the Company shall be entitled to seek injunctive relief and/or a decree for specific performance, and such other equitable relief as may be proper. The prevailing party in such legal action will also be entitled to monetary damages and reasonable costs and attorney fees.

         9. WITHHOLDING. All payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

         10. ASSIGNMENT. Neither the Company nor Executive may assign this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; PROVIDED, however, that the Company may assign its rights and obligations under this Agreement without the consent of Executive to any Successor of the Company. A "Successor" of the Company shall mean any entity with which the Company may merge, consolidate or otherwise combine or to which the Company may sell or otherwise transfer all or substantially all of its assets. This Agreement shall inure to the benefit of and be binding upon the Company, Executive and their respective successors, executors, administrators, heirs and permitted assigns.

         11. INDEMNIFICATION. To the maximum extent permitted under Delaware law, as from time to time in effect, the Company hereby agrees to indemnify Executive and hold him harmless from, against and in respect of any and all damages, deficiencies, actions, suits, proceedings, demands, assessments, judgments, claims, losses, costs, expenses, obligations and liabilities arising from or related to the performance by Executive of his duties hereunder. The Company agrees that Executive also shall be entitled to the benefit of the Indemnification Agreement and any provision of its by-laws or certificate of incorporation as now in effect, notwithstanding any subsequent modification thereof, to the extent that any such benefit is superior to the first sentence hereof.

         12. WAIVER. The waiver by any party hereto of a breach of any provision of this Agreement by any other party will not operate or be construed as a waiver of any other or subsequent breach by such other party.

         13. SEVERABILITY. If any part of this Agreement is found invalid or unenforceable, that part will be deemed amended to achieve as nearly as possible the same economic effect as the original provision, and the remainder of this Agreement will remain in full force.

         14. NOTICES. Any notice or other communication in connection with this Agreement shall be deemed to be delivered if in writing, addressed as provided below and actually delivered at said address:

         If to Executive, to him at the following address:

         Mitchell G. Tyson
         c/o PRI Automation, Inc.
         840 Middlesex Turnpike
         Billerica, MA 01821

         With a copy to:

         Goulston & Storrs
         400 Atlantic Avenue
         Boston, MA 02110-3333
         Attn: Jack A. Eiferman, Esq.

         If to Brooks, to it at the following address:

         Brooks Automation, Inc.
         15 Elizabeth Drive
         Chelmsford, MA 01824
         Attn: President

         With a copy to:

         Brown, Rudnick Freed & Gesmer
         One Financial Center
         Boston, Massachusetts 02111
         Attn: David Murphree, Esq.

         If to PRI, to it at the following address:

         PRI Automation, Inc.
         840 Middlesex Turnpike
         Billerica, MA 01821
         Attention: President

         With a copy to:

         Foley, Hoag & Eliot LLP
         One Post Office Square
         Boston, MA 02109
         Attention: Robert L. Birnbaum, Esq.

         or to such other person or address as to which any party may notify the other in accordance with this SECTION 14.

         15. ARBITRATION. In the event of a dispute between the parties as to the meaning or interpretation of this Agreement, or the performance of either party hereunder, either party may submit the dispute for arbitration in Boston, Massachusetts, to the American Arbitration Association, which is expressly permitted and required hereby, to include the reasonable costs of arbitration, including attorneys' fees, of the prevailing party, in its decision. If the nonprevailing party should then fail to comply with such decision, the nonprevailing party shall then pay the reasonable coats of enforcement, including attorneys' fees, to the prevailing party. Such costs shall specifically include any judicial proceeding to confirm such decision.

         16. FAILURE OF CONDITION. If for any reason the Merger does not become effective on or before July 31, 2002, then this Agreement shall not become effective pursuant to SECTION 1 above, but instead shall become void and shall be of no further force or effect whatsoever.

         17. MISCELLANEOUS. Subject to SECTION 1 above, this Agreement constitutes the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior and current understandings and agreements, whether written or oral. This Agreement may be amended or modified only by a written instrument signed by Executive and a duly authorized representative of each of PRI and Buick. This Agreement may be executed in any number of counterparts, which together shall constitute one instrument and shall be governed by and construed and enforced in accordance with the laws (other than the conflicts of law rules) of The Commonwealth of Massachusetts. If any part of this Agreement is found invalid or unenforceable, that part will be amended to achieve as nearly as possible the same economic effect as the original provision, and the remainder of this Agreement will remain in full force.

                                     * * *

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands, as of the date first above written.


                                            /s/ Mitchell G. Tyson
                                            ----------------------------------
                                            MITCHELL G. TYSON


                                            PRI AUTOMATION, INC.

                                            By: /s/ Cosmo S. Trapani
                                                ------------------------------
                                            Name:
                                            Title:


                                            BROOKS AUTOMATION, INC.

                                            By: /s/ Ellen B. Richstone
                                                ------------------------------
                                            Name:
                                            Title: